Exhibit 99.1
Orbitz Worldwide, Inc. Reports First Quarter 2010 Results
Chicago, May 5, 2010 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the first quarter ended March 31, 2010.
“Orbitz Worldwide delivered strong Adjusted EBITDA growth of 12% in the first quarter. Transaction growth accelerated for the fourth consecutive quarter to 20% driven by consumer fee reductions and ongoing operational improvements,” said Barney Harford, president & CEO of Orbitz Worldwide. “Room night growth remained solid at 13%, with particular strength coming from ebookers and Orbitz for Business, which grew stayed room nights 80% and 26% respectively.”
Summary Operating Results
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009	Change
Gross bookings (a)	$3,011,625	$2,428,687	24%
Net revenue	$187,153	$188,393	-1%
Net (loss)	$(5,261)	$(336,156)	*	*
Basic and Diluted EPS	$(0.05)	$(4.02)	*	*
Operating cash flow	$95,991	$116,712	-18%
Capital spending	$7,367	$11,757	-37%

EBITDA (b)	$25,353	$(309,222)	*	*
Impairment	$1,704	$331,527	*	*
Other adjustments	$3,570	$5,123	*	*
Adjusted EBITDA (b)	$30,627	$27,428	12%

Transaction growth (c)	20%	-12%	32 ppt
Hotel room night growth (d)	13%	-1%	14 ppt

**	Not meaningful.

(a)	In the first quarter 2010, the company revised its gross bookings reporting methodology for its ebookers brand to ensure consistency with the reporting methodology used for its other brands. Under this revised methodology, the company now reports global gross bookings on a booked basis. The company had previously reported ebookers gross bookings on a stayed basis. The prior period amounts in the table above have been updated to reflect this change in methodology. The company has also posted on its website (www.orbitz-ir.com) a schedule that updates historically reported gross bookings for this change.

(b)	Non-GAAP financial measures. A definition of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

(c)	Represents year over year transaction growth on a booked basis.

(d)	Represents year over year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

First Quarter 2010 Financial Highlights
For the first quarter 2010, the company reported a net loss of $5.3 million or ($0.05) per diluted share compared with a net loss of $336.2 million or ($4.02) per diluted share for the first quarter 2009, which included a $331.5 million non-cash goodwill and intangible asset impairment charge. Adjusted EBITDA increased 12 percent year over year to $30.6 million from $27.4 million for the first quarter of the prior year.
Gross Bookings and Net Revenue
Global gross bookings increased 24 percent (22 percent on a constant currency basis) year over year. This increase was due primarily to higher transaction volume and higher air fares. Air gross bookings increased 30 percent (29 percent on a constant currency basis) and non-air gross bookings increased 11 percent (seven percent on a constant currency basis) year over year. Domestic gross bookings increased 21 percent and international gross bookings increased 41 percent (25 percent on a constant currency basis) year over year.
Net revenue was $187.2 million for the first quarter 2010, a decrease of one percent (three percent on a constant currency basis) year over year. Domestic net revenue was down eight percent while international net revenue increased 38 percent (19 percent on a constant currency basis) year over year. The net revenue decline was due primarily to the removal of most domestic air booking fees and a significant reduction in hotel booking fees, partially offset by higher air and standalone hotel transactions.

Gross Bookings and Net Revenue
(in thousands)

	Three Months Ended
	March 31,
	2010	2009	Change

Gross Bookings
Air	$2,166,787	$1,667,527	30%
Non-air	844,838	761,160	11%

Total Gross Bookings	$3,011,625	$2,428,687	24%

Domestic	$2,506,631	$2,069,523	21%
International	504,994	359,164	41%

Total Gross Bookings (a)	$3,011,625	$2,428,687	24%

Net Revenue
Air	$71,625	$81,328	-12%
Hotel	43,468	39,441	10%
Vacation Packaging	27,853	28,905	-4%
Advertising and Media	12,218	14,006	-13%
Other	31,989	24,713	29%

Total Net Revenue	$187,153	$188,393	-1%

Transactional Net Revenue
Domestic	$130,266	$140,160	-7%
International	42,183	30,696	37%

Total Transactional Net Revenue (b)	$172,449	$170,856	1%

Non-transactional Net Revenue
Domestic	$13,729	$16,861	-19%
International	975	676	44%

Total Non-transactional Net Revenue (c)	$14,704	$17,537	-16%

Domestic	$143,995	$157,021	-8%
International	43,158	31,372	38%

Total Net Revenue	$187,153	$188,393	-1%

(a)	In the first quarter 2010, the company revised its gross bookings reporting methodology for its ebookers brand to ensure consistency with the reporting methodology used for its other brands. Under this revised methodology, the company now reports global gross bookings on a booked basis. The company had previously reported ebookers gross bookings on a stayed basis. The prior period amounts in the table above have been updated to reflect this change in methodology. The company has also posted on its website (www.orbitz-ir.com) a schedule that updates historically reported gross bookings for this change.

(b)	Transactional net revenue is comprised of net revenue from air bookings, hotel bookings, vacation packaging, car bookings, cruise bookings, destination services and travel insurance.

(c)	Non-transactional net revenue is primarily comprised of advertising and media revenue and revenue from the company’s hosting business.

•	Air net revenue was $71.6 million in the first quarter 2010, down 12 percent (13 percent on a constant currency basis) year over year. Domestic air net revenue declined $13.2 million or 20 percent due to the removal of most domestic booking fees in April 2009, partially offset by higher air transactions as a result of the fee removals. The company’s domestic air transaction growth rate increased 34 percentage points in the first quarter 2010 compared with the first quarter 2009 when the company still charged booking fees on all airline tickets. The anniversary of the fee removals was in early April 2010, and as a result, the company expects that its air transaction growth rates will be slower for the balance of the year. International air net revenue increased $3.5 million or 23 percent (14 percent on a constant currency basis) year over year due primarily to higher air transactions, partially offset by lower net revenue per airline ticket.

•	Hotel net revenue was $43.5 million in the first quarter 2010, up ten percent (two percent on a constant currency basis) year over year. Hotel net revenue increased due to strong performance at ebookers driven by an increase in standalone hotel transactions and an increase in net revenue per transaction. This strength at ebookers was partially offset by weak performance at HotelClub. The decline at HotelClub was driven by lower volume in European destinations and lower net revenue per transaction due to the shift in the geographic mix of its bookings. The Asia-Pacific region now represents over 65% of HotelClub transactions. Hotel net revenue for the company’s domestic brands was flat year over year. Lower hotel booking fees and lower breakage revenue offset the increase in domestic standalone hotel transactions.

•	Vacation package net revenue decreased four percent in the quarter to $27.9 million as a result of lower domestic transactions and lower breakage. The decline in domestic transactions was primarily due to higher pricing for packages. Strong demand for packages at ebookers partially offset this decrease.

•	Advertising and media revenue decreased 13 percent year over year to $12.2 million, primarily due to a decline in revenue from third party referral programs, specifically membership discount programs. Effective March 31, 2010, the company ended the third party membership discount program previously offered on its domestic websites and terminated its relationship with its supplier for these programs. The company is actively seeking out opportunities to offset some if not all of the resulting revenue decline over time.

•	Other net revenue, which primarily includes car rental, cruise, destination services and travel insurance revenue, increased 29 percent (28 percent on a constant currency basis) year over year, due to an increase in global travel insurance revenue, domestic car rental revenue and revenue from credit card surcharges. Travel insurance revenue increased due to a change in the timing of revenue recognition and, to a lesser extent, higher air transaction volume, higher attachment and higher air fares. Domestic car net revenue increased due to higher volume, partially offset by lower average daily rates for car rentals.
The company has included a schedule in Appendix A to this press release that adjusts gross bookings and net revenue for currency impacts in order to provide a more comparable view of the company’s operating performance across periods. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses
Cost of revenue
Cost of revenue is primarily comprised of customer service costs, credit card processing fees and other costs including ticketing and fulfillment, customer refunds and charge-backs, affiliate commissions and connectivity and other processing costs.

	Three Months Ended
	March 31,		%
	2010	2009	Change

	(in thousands)
Customer service costs	$14,413	$12,570	15%
Credit card processing fees	11,726	10,674	10%
Other	12,111	12,112	—

Total cost of revenue	$38,250	$35,356	8%

% of net revenue	20.4%	18.8%
Cost of revenue increased to 20.4 percent of net revenue in the first quarter 2010 due to lower net revenue per transaction and higher costs associated with the increase in transaction volume, both of which resulted from the removal of domestic air booking fees and lower hotel booking fees.
Selling, general and administrative expense (SG&A)
Our selling, general and administrative expense is primarily comprised of wages and benefits, contract labor costs, and network communications, systems maintenance and equipment costs.

	Three Months Ended
	March 31,		%
	2010	2009	Change

	(in thousands)
Wages and benefits	$36,802	$40,620	-9%
Contract labor	4,637	5,243	-12%
Network communications, systems maintenance and equipment	6,530	7,212	-9%
Other	15,821	13,353	18%

Total SG&A	$63,790	$66,428	-4%

SG&A expense decreased $2.6 million, or four percent, in the first quarter 2010 to $63.8 million due primarily to lower severance and compensation expense, lower contract labor costs and lower systems maintenance and equipment costs, partially offset by an increase in foreign currency losses.

Marketing expense
The company’s marketing expense is primarily comprised of online marketing costs, such as search and banner advertising, and offline marketing costs, such as television, radio and print advertising. Marketing expense in the first quarter 2010 was $57.7 million, a decrease of ten percent year over year. This decrease was mainly due to improved online marketing efficiency, lower offline marketing spending and a quarterly shift in timing of marketing spending in 2010 relative to 2009. This decrease was partially offset by higher emarketing transactions.
Interest Expense
Orbitz Worldwide incurred net interest expense of $11.3 million in the first quarter 2010 compared with $14.5 million in the first quarter 2009. This year over year decline was due primarily to lower outstanding borrowings and a lower effective interest rate on the company’s term loan. At March 31, 2010, $400.0 million of the $506.0 million outstanding on the company’s term loan had fixed interest rates. The weighted average effective interest rate on the term loan was 4.78 percent at March 31, 2010, down from 6.13 percent at March 31, 2009.
Cash Flow
Orbitz Worldwide reported operating cash flow of $96.0 million for the first quarter 2010, a decrease of 18 percent year over year. The decline in operating cash flow for the quarter was primarily driven by changes in the company’s working capital accounts due to changes in the timing of payments received from vendors and the payment of employee bonuses in the first quarter 2010. No bonus payment was made in the first quarter 2009 based on 2008 results. Lower booking fee revenue also contributed to the decline in operating cash flow. Higher merchant gross bookings, improved marketing efficiency and lower interest payments partially offset the decline in operating cash flow.
At March 31, 2010, cash and cash equivalents were $161.9 million compared with cash and cash equivalents of $112.4 million at March 31, 2009 (net of $60.5 million of borrowings under the revolving credit facility). The year over year increase in cash is driven in part by the $50.0 million of cash proceeds received from the additional equity investment made by Travelport in January 2010.
Operational Highlights
•	In April, the company entered into an exclusive, multi-year partnership with New Orleans-based iSeatz to develop customized private label and in-path travel solutions. As part of the agreement, Orbitz Worldwide will give customers of existing iSeatz partners, including Delta Air Lines, Air France, KLM and Amtrak, the ability to book travel products through the Orbitz Worldwide global network of suppliers. Orbitz Worldwide and iSeatz will work together to bring increased power and flexibility to travel suppliers around the world.

•	As of March 31, 2010, Orbitz Worldwide offered approximately 100,000 bookable hotels on its websites. Orbitz Worldwide websites offer 40,000 hotels in the EMEA region and 16,000 hotels in the Asia Pacific region.

•	In February, the company removed hotel change and cancellation fees on its ebookers websites. The company previously removed hotel change and cancellation fees on its Orbitz and CheapTickets websites in September 2009.

•	Orbitz for Business completed a strong first quarter, delivering 25% year over year transaction growth. This growth reflects accelerating corporate travel demand and the addition of new customers. During the first quarter, Orbitz for Business added major new clients including FMC Corporation and the European business of Cooper Industries. In addition, Orbitz for Business signed renewals with IBM and Yale University.

•	During the first quarter, Orbitz Worldwide signed global contracts with a number of destination marketing organizations including the Puerto Rico Tourism Company, Vancouver Tourism and Illinois Bureau of Tourism to promote travel to those destinations. Orbitz Worldwide now has partner marketing agreements with nearly 165 destination marketing organizations.
Q2 2010 Outlook
For the second quarter 2010, the company expects to report:
•	3% to 6% year over year increase in net revenue;

•	20% to 22% cost of revenue as a percentage of net revenue, reflecting increased costs associated with higher transaction volume and higher customer service costs as a result of the eruption of the Eyjafjallajökull volcano; and

•	10% to 20% year over year decrease in Adjusted EBITDA, reflecting a number of factors, the largest of which is an expected year over year increase in marketing expense in the second quarter.
For the full year 2010, the company expects total marketing expense as a percentage of net revenue will approximate 2009 levels, although the 2010 quarterly pattern of marketing expenses will vary from the 2009 pattern. The company also expects that Adjusted EBITDA for the full year 2010 will exceed the full year 2009. The company anticipates annual capital expenditures in the range of $40 million to $45 million, consistent with 2009 levels.
The outlook above assumes relatively stable foreign exchange rates.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its first quarter 2010 results at 10:00 a.m. EDT (9:00 a.m. CDT) on Wednesday, May 5, 2010. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at www.orbitz-ir.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com) and corporate travel brand Orbitz for Business (www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.

Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the current economic downturn and global financial crisis; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at www.orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of May 5, 2010, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt	Melissa Hayes
+1 312 894 6890	+1 312 260 2428
brian.hoyt@orbitz.com	melissa.hayes@orbitz.com
###

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
Net revenue	$187,153	$188,393
Cost and expenses
Cost of revenue	38,250	35,356
Selling, general and administrative	63,790	66,428
Marketing	57,657	64,269
Depreciation and amortization	18,986	14,388
Impairment of other assets	1,704	—
Impairment of goodwill and intangible assets	—	331,527

Total operating expenses	180,387	511,968

Operating income (loss)	6,766	(323,575)

Other (expense)
Net interest expense	(11,311)	(14,513)
Other expense	(399)	(35)

Total other (expense)	(11,710)	(14,548)

Loss before income taxes	(4,944)	(338,123)
Provision (benefit) for income taxes	317	(1,967)

Net loss	($5,261)	($336,156)

Net loss per share—basic and diluted:
Net loss per share	($0.05)	($4.02)

Weighted average shares outstanding	96,736,876	83,593,448

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$161,930	$88,656
Accounts receivable (net of allowance for doubtful accounts of $1,156 and $935, respectively)	67,979	54,708
Prepaid expenses	17,841	17,399
Due from Travelport, net	13,540	3,188
Other current assets	4,072	5,702

Total current assets	265,362	169,653
Property and equipment, net	172,935	180,962
Goodwill	714,483	713,123
Trademarks and trade names	155,261	155,090
Other intangible assets, net	14,528	18,562
Deferred income taxes, non-current	9,057	9,954
Other non-current assets	55,745	46,898

Total Assets	$1,387,371	$1,294,242

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$30,606	$30,279
Accrued merchant payable	310,493	219,073
Accrued expenses	111,058	112,771
Deferred income	45,233	30,924
Term loan, current	19,768	20,994
Other current liabilities	3,434	5,162

Total current liabilities	520,592	419,203
Term loan, non-current	486,250	555,582
Line of credit	—	42,221
Tax sharing liability	108,513	108,736
Unfavorable contracts	10,325	9,901
Other non-current liabilities	26,767	28,096

Total Liabilities	1,152,447	1,163,739

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 101,027,029 and 83,831,561 shares issued and outstanding, respectively	1,010	838
Treasury stock, at cost, 24,913 and 24,521 shares held, respectively	(50)	(48)
Additional paid in capital	1,022,509	921,425
Accumulated deficit	(790,633)	(785,372)
Accumulated other comprehensive income (loss) (net of accumulated tax benefit of $2,558 and $2,558, respectively)	2,088	(6,340)

Total Shareholders’ Equity	234,924	130,503

Total Liabilities and Shareholders’ Equity	$1,387,371	$1,294,242

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net loss	($5,261)	($336,156)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	389	—
Depreciation and amortization	18,986	14,388
Impairment of other assets	1,704	—
Impairment of goodwill and intangible assets	—	331,527
Amortization of unfavorable contract liability	(825)	(825)
Non-cash net interest expense	4,017	4,196
Deferred income taxes	291	(3,787)
Stock compensation	2,901	4,767
Provision for bad debts	141	255
Changes in assets and liabilities:
Accounts receivable	(14,720)	(4,796)
Deferred income	14,477	16,818
Due to/from Travelport, net	(10,442)	8,567
Accrued merchant payable	96,073	67,879
Accounts payable, accrued expenses and other current liabilities	(7,947)	10,803
Other	(3,793)	3,076

Net cash provided by operating activities	95,991	116,712

Investing activities:
Property and equipment additions	(7,367)	(11,757)
Changes in restricted cash	(14)	—

Net cash (used in) investing activities	(7,381)	(11,757)

Financing activities:
Proceeds from issuance of common stock, net of issuance costs	48,950	—
Payment of fees to repurchase a portion of the term loan	(248)	—
Payments on the term loan	(20,994)	(1,500)
Payments to satisfy employee tax withholding obligations upon vesting of equity-based awards	(60)	(36)
Proceeds from exercise of employee stock options	65	—
Proceeds from line of credit	—	99,457
Payments on line of credit	(42,221)	(59,823)

Net cash (used in) provided by financing activities	(14,508)	38,098

Effects of changes in exchange rates on cash and cash equivalents	(828)	(1,328)

Net increase in cash and cash equivalents	73,274	141,725
Cash and cash equivalents at beginning of period	88,656	31,193

Cash and cash equivalents at end of period	$161,930	$172,918

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,072	$1,437
Cash interest payments, net of capitalized interest of $10 and $43, respectively	$6,695	$10,506
Non-cash financing activity:
Repayment of term loan in connection with debt-equity exchange	$49,564	—

Appendix A: Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the Company’s financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:
•	These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the Company’s business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the Company’s business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the Company’s actual results against management’s expectations. The compensation of management and other employees within the Company is also tied to the Company’s actual performance, as measured by Adjusted EBITDA relative to performance targets established by the Company’s board of directors and its compensation committee.

•	EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The Company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility) in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the Company’s interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the Company’s non-GAAP measures is consistent with the Company’s intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the Company’s business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•	Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the Company’s business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring expense. Adjusted EBITDA does not exclude certain non-cash items, such as accruals of revenue and expense, because these items represent timing differences and management believes that by including these items, it is providing a better view of the cash earnings capability of the business.
EBITDA and Adjusted EBITDA, as presented for the three months ended March 31, 2010 and March 31, 2009, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the Company’s income statement, such as stock-based compensation, goodwill and intangible asset impairment charges, acquisition-related accounting and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.
The following table provides a reconciliation of net (loss) to EBITDA:

	Three Months Ended March 31,
	2010	2009
	(in thousands)

Net loss	($5,261)	($336,156)
Net interest expense	11,311	14,513
Provision (benefit) for income taxes	317	(1,967)
Depreciation and amortization	18,986	14,388

EBITDA	$25,353	($309,222)

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended March 31,
	2010	2009
	(in thousands)

EBITDA	$25,353	($309,222)
Impairment of other assets (a)	1,704	—
Impairment of goodwill and intangible assets (b)	—	331,527
Stock-based compensation expense (c)	3,181	5,091
Loss on extinguishment of debt (d)	389	—
Professional services fees (e)	—	32

Adjusted EBITDA	$30,627	$27,428

(a)	Represents a non-cash charge recorded in the first quarter 2010 for the impairment of an asset related to in-kind marketing and promotional support from Northwest Airlines under the Charter Associate Agreement. As a result of the completion of the operational merger of Northwest Airlines and Delta Airlines into a single operating carrier, Northwest Airlines will no longer be obligated to provide the Company with in-kind marketing and promotional support after June 1, 2010. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(b)	Represents non-cash charges recorded for the impairment of goodwill and intangible assets during the first quarter 2009. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(c)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted prior to the Company’s initial public offering in July 2007 (“IPO”). Management adjusts for this item as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(d)	Represents the loss recorded upon extinguishment of $49.6 million of the Company’s term loan. The fair value of the common shares issued in the exchange was $49.4 million. After the write-off of unamortized debt issuance costs and other miscellaneous fees incurred to retire this debt, the Company recorded a $0.4 million loss on extinguishment of the term loan. Management adjusts for this item because it represents a significant non-recurring charge that is not indicative of the cash earnings capability of the business.

(e)	Represents accounting and consulting services primarily associated with the IPO and post-IPO transition period. Management adjusted for these costs because they were non-recurring charges, representative of the Company’s transition to a public company.

Gross Bookings and Net Revenue, at Constant Currency
The Company’s reporting currency is the U.S. Dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. Dollar relative to the currencies of the international markets in which the Company operates particularly the Pound Sterling, Euro and Australian Dollar. Management evaluates the Company’s operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the Company’s operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

			Total
	Domestic	International	Orbitz Worldwide
	(in thousands)
Gross Bookings
Q1, 2010 Reported Gross Bookings	$2,506,631	$504,994	$3,011,625

Q1, 2009 Reported Gross Bookings	$2,069,523	$359,164	$2,428,687
Impact of Foreign Exchange Rates	—	44,550	44,550

Q1, 2009 Gross Bookings at Constant Currency	$2,069,523	$403,714	$2,473,237

Reported Gross Bookings Growth	21%	41%	24%
Gross Bookings Growth at Constant Currency	21%	25%	22%

Net Revenue
Q1, 2010 Reported Net Revenue	$143,995	$43,158	$187,153

Q1, 2009 Reported Net Revenue	$157,021	$31,372	$188,393
Impact of Foreign Exchange Rates	—	4,924	4,924

Q1, 2009 Net Revenue at Constant Currency	$157,021	$36,296	$193,317

Reported Net Revenue Growth	-8%	38%	-1%
Net Revenue Growth at Constant Currency	-8%	19%	-3%

Appendix B: Trended Operational Metrics

	1Q09	2Q09	3Q09	4Q09	1Q10

Year over Year Growth
Transaction Growth	-12%	3%	7%	19%	20%
Hotel Room Night Growth	-1%	2%	3%	13%	13%
Gross Bookings (in thousands)
Domestic
Air	$1,439,161	$1,736,475	$1,616,320	$1,652,524	$1,845,225
Non-air	630,362	594,599	583,040	489,285	661,406

Total Domestic Gross Bookings	2,069,523	2,331,074	2,199,360	2,141,809	2,506,631
International
Air	228,366	225,730	216,246	238,292	321,562
Non-air	130,798	135,927	159,058	144,724	183,432

Total International Gross Bookings	359,164	361,657	375,304	383,016	504,994
Orbitz Worldwide
Air	1,667,527	1,962,205	1,832,566	1,890,816	2,166,787
Non-air	761,160	730,526	742,098	634,009	844,838

Total Gross Bookings	$2,428,687	$2,692,731	$2,574,664	$2,524,825	$3,011,625

Year over Year Gross Bookings Growth
Domestic	-13%	-9%	-5%	15%	21%
International	-34%	-29%	-17%	33%	41%
Orbitz Worldwide	-17%	-12%	-7%	17%	24%
At Constant Currency
Domestic	-13%	-9%	-5%	15%	21%
International	-18%	-15%	-10%	15%	25%
Orbitz Worldwide	-14%	-10%	-6%	15%	22%

Net Revenue (in thousands)
Transactional Net Revenue
Domestic
Air	$66,063	$53,577	$47,945	$46,408	$52,846
Non-air	74,097	79,103	79,675	70,372	77,420

Total Domestic Transactional Net Revenue	140,160	132,680	127,620	116,780	130,266
International
Air	15,265	15,389	11,930	13,066	18,779
Non-air	15,431	22,498	29,616	25,511	23,404

Total International Transactional Net Revenue	30,696	37,887	41,546	38,577	42,183
Orbitz Worldwide
Air	81,328	68,966	59,875	59,474	71,625
Non-air	89,528	101,601	109,291	95,883	100,824

Total Orbitz Worldwide Transactional Net Revenue	$170,856	$170,567	$169,166	$155,357	$172,449
Non-transactional Net Revenue
Domestic	$16,861	$16,362	$16,393	$18,095	$13,729
International	676	1,030	1,044	1,241	975

Total Orbitz Worldwide Non-transactional Net Revenue	$17,537	$17,392	$17,437	$19,336	$14,704
Orbitz Worldwide
Air	$81,328	$68,966	$59,875	$59,474	$71,625
Non-air	107,065	118,993	126,728	115,219	115,528

Total Orbitz Worldwide Net Revenue	$188,393	$187,959	$186,603	$174,693	$187,153

Year over Year Net Revenue Growth
Transactional Net Revenue
Domestic	-8%	-18%	-24%	-12%	-7%
International	-39%	-24%	-18%	49%	37%
Orbitz Worldwide	-16%	-20%	-23%	-2%	1%
Transactional Net Revenue at Constant Currency
Domestic	-8%	-18%	-24%	-12%	-7%
International	-23%	-9%	-12%	25%	19%
Orbitz Worldwide	-11%	-17%	-22%	-5%	-2%
Non-transactional Net Revenue	4%	-5%	-12%	-10%	-16%
Orbitz Worldwide Net Revenue	-14%	-19%	-22%	-3%	-1%
Orbitz Worldwide Net Revenue at Constant Currency	-10%	-15%	-21%	-6%	-3%